                                    RAINTREE
                              2420 MARCHBANKS DRIVE
                            ANDERSON, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 23, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:     RAINTREE
        2420 MARCHBANKS DRIVE
        ANDERSON, ANDERSON COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 176 units with a total of 170,032 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 10.63 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
RAINTREE, ANDERSON, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 23, 2003, is:

                                        ($4,500,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Frank Fehribach

July 3, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
Robert B. Moore

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
RAINTREE, ANDERSON, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...........................................................   4
Introduction................................................................   9
Area Analysis...............................................................  11
Market Analysis.............................................................  14
Site Analysis...............................................................  16
Improvement Analysis .......................................................  16
Highest and Best Use .......................................................  17

                                    VALUATION

Valuation Procedure.........................................................  18
Sales Comparison Approach...................................................  20
Income Capitalization Approach .............................................  26
Reconciliation and Conclusion ..............................................  37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
RAINTREE, ANDERSON, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Raintree
LOCATION:                          2420 Marchbanks Drive
                                   Anderson, South Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 23, 2003,
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            10.63 acres, or 463,043 square feet
  Assessor Parcel No.:             148-11-02-001
  Floodplain:                      Community Panel No. 4500240001D (May 15,
                                   1984) Flood Zone C, an area outside the
                                   floodplain.
  Zoning:                          RM-18 (Residential Multifamily, 18 (18 units
                                   per acre))

BUILDING:
  No. of Units:                    176 Units
  Total NRA:                       170,032 Square Feet
  Average Unit Size:               966 Square Feet
  Apartment Density:               16.6 units per acre
  Year Built:                      1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION
-------------------------------------------------------------------------------
                                        Market Rent
                       Square      -------------------     Monthly      Annual
Unit Type               Feet       Per Unit     Per SF     Income       Income
--------------------------------------------------------------------------------
1Br/1Ba - 1A10            737      $420         $0.57      $10,080    $  120,960
1Br/1Ba - 1B10            850      $450         $0.53      $ 5,400    $   64,800
2Br/1Ba - 2A10            946      $500         $0.53      $32,000    $  384,000
2Br/1.5Ba - 2A15        1,000      $550         $0.55      $28,600    $  343,200
3Br/2Ba - 3A20          1,200      $650         $0.54      $10,400    $  124,800
3Br/2Ba - 3B20          1,300      $650         $0.50      $ 5,200    $   62,400
                                                           ---------------------
                                                Total      $91,680    $1,100,160

OCCUPANCY:                         98%
ECONOMIC LIFE:                     45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
RAINTREE, ANDERSON, SOUTH CAROLINA

EFFECTIVE AGE:                     25 Years
REMAINING ECONOMIC LIFE:           20
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                              [PICTURE]

    EXTERIOR - SIGNAGE/LANDSCAPING        EXTERIOR - MAIN CLUSTER OF BUILDINGS

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
RAINTREE, ANDERSON, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                       Hold for future multi-family development
  As Improved:                     Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
RAINTREE, ANDERSON, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                              Amount                    $/Unit
                                                           -----------              ---------------
DIRECT CAPITALIZATION
Potential Rental Income                                    $ 1,100,160              $  6,251
Effective Gross Income                                     $ 1,029,741              $  5,851
Operating Expenses                                         $   555,727              $  3,158                 54.0% of EGI
Net Operating Income:                                      $   430,014              $  2,443

Capitalization Rate                                               9.50%
DIRECT CAPITALIZATION VALUE                                $ 4,500,000*             $ 25,568 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                                10 years
2002 Economic Vacancy                                               13%
Stabilized Vacancy & Collection Loss:                               12%
Lease-up / Stabilization Period                                N/A
Terminal Capitalization Rate                                     10.50%
Discount Rate                                                    12.00%
Selling Costs                                                     2.00%
Growth Rates:
  Income                                                          3.00%
  Expenses:                                                       3.00%
DISCOUNTED CASH FLOW VALUE                                 $ 4,600,000*             $ 26,136 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $ 4,500,000              $ 25,568 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $21,053 to $24,671
  Range of Sales $/Unit (Adjusted)                         $20,000 to $26,950
VALUE INDICATION - PRICE PER UNIT                          $4,400,000 *             $25,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.42 to 5.60
  Selected EGIM for Subject                                4.50
  Subject's Projected EGI                                  $1,029,741
EGIM ANALYSIS CONCLUSION                                   $4,600,000 *             $26,136 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $4,400,000 *             $25,000 / UNIT

RECONCILED SALES COMPARISON VALUE                          $4,400,000               $25,000 / UNIT

-------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
RAINTREE, ANDERSON, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                           $4,400,000
  NOI Per Unit                                             $4,400,000
  EGIM Multiplier                                          $4,600,000
INDICATED VALUE BY SALES COMPARISON                        $4,400,000               $25,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                            $4,500,000
  Discounted Cash Flow Method:                             $4,600,000
INDICATED VALUE BY THE INCOME APPROACH                     $4,500,000               $25,568 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $4,500,000               $25,568 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
RAINTREE, ANDERSON, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2420 Marchbanks Drive, Anderson, Anderson County, South Carolina. Anderson identifies it as 148-11-02-001.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Robert B. Moore on May 23, 2003, . Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Robert B. Moore assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and Robert B. Moore have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 23, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
RAINTREE, ANDERSON, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:           6 to 12 months
   EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties II. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
RAINTREE, ANDERSON, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Anderson, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - SC Hwy 76
West  - SC Hwy 81
South - Cornelia Road
North - Simpson Road

MAJOR EMPLOYERS

Major employers in the subject's area include Verizon Wireless, Lockheed Martin, and BMW. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
RAINTREE, ANDERSON, SOUTH CAROLINA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                   ---------------------------------------------
CATEGORY                           1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS          MSA
------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                     4,770           31,070          57,129           555,374
5-Year Population                      5,458           31,956          58,943           573,153
% Change CY-5Y                          14.4%             2.9%            3.2%              3.2%
Annual Change CY-5Y                      2.9%             0.6%            0.6%              0.6%

HOUSEHOLDS
Current Households                     1,981           12,835          23,219           213,507
5-Year Projected Households            2,296           13,444          24,414           225,969
% Change CY - 5Y                        15.9%             4.7%            5.1%              5.8%
Annual Change CY-5Y                      3.2%             0.9%            1.0%              1.2%

INCOME TRENDS
Median Household Income              $37,715          $31,644         $32,780           $37,645
Per Capita Income                    $21,538          $20,691         $19,965           $20,671
Average Household Income             $52,140          $50,509         $49,344           $53,767

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                        AREA
                                   ---------------------------------------------
CATEGORY                           1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS            MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                45.72%            37.40%          32.33%            29.38%
5-Year Projected % Renting             46.52%            37.30%          32.04%            28.21%

% of Households Owning                 49.86%            54.63%          60.25%            60.14%
5-Year Projected % Owning              49.63%            55.15%          60.95%            61.84%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
RAINTREE, ANDERSON, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - SC Highway 81. Farther to the north are some retail uses.
South - Unimproved land.
East  - Some single-family uses.
West  - Multi-family residential: Tanglewood Apartments.

CONCLUSIONS

The subject is well located within the city of Anderson. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
RAINTREE, ANDERSON, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Anderson in Anderson County. The overall pace of development in the subject's market is more or less stable. The newest apartments in the submarket include Heritage Trace (additions made in 2000); Shadow Creek, (1999); and Wexford Condominiums (1998). These properties are presumed to have reached or neared stabilization within the market. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

---------------------------------------------------
Period              Region                Submarket
---------------------------------------------------
Nov-00                8.1%                   9.8%
May-01                9.3%                   7.7%
Nov-01               10.5%                   8.3%
May-02               10.1%                   9.2%
Nov-02               10.7%                   7.7%

Source: Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

--------------------------------------------------------------------------------
Period              Region              % Change        Submarket       % Change
--------------------------------------------------------------------------------
Nov-00               $569                   -              $524               -
May-01               $574                 0.9%             $513            -2.1%
Nov-01               $578                 0.7%             $542             5.7%
May-02               $582                 0.7%             $540            -0.4%
Nov-02               $578                -0.7%             $544             0.7%

Source: Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
RAINTREE, ANDERSON, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.           Property Name           Units         Ocpy.   Year Built        Proximity to subject
----------------------------------------------------------------------------------------------------------
R-1        Tanglewood                    168           86%       1980      Next door to the subject
R-2        Park Place Apartments         165           93%       1999      2-miles west of subject
R-3        Willow Pointe                 136           85%       1972      1.5 mile NW of subject property
R-4        Springbrook                    92           96%       1986      Within 5-mile radius
R-5        Anderson Crossing             152           89%       1982      Within 5-mile radius
Subject    Raintree                      176           98%       1972

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
RAINTREE, ANDERSON, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   10.63 acres, or 463,043 square feet
  Shape                       Irregular
  Topography                  Rolling
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           4500240001D, dated May 15, 1984
    Flood Zone                Zone C
  Zoning                      RM-18, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002
                     ------------------------------------       TAX RATE /      PROPERTY
PARCEL NUMBER          LAND       BUILDING        TOTAL         MILL RATE        TAXES
------------------------------------------------------------------------------------------
148-11-02-001        $98,250      $98,250        $196,500        0.30693           $60,312
                                                                                     (2001)

IMPROVEMENT ANALYSIS
  Year Built                     1972
  Number of Units                176
  Net Rentable Area              170,032 Square Feet
  Construction:
    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Brick or masonry
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, barbeque equipment, meeting hall,
                                 laundry room, and parking area.

  Unit Amenities                 Individual unit amenities include a balcony,
                                 cable TV connection, other, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
RAINTREE, ANDERSON, SOUTH CAROLINA

                                   and oven.

Unit Mix:

                                                             Unit Area
   Unit Type                         Number of Units         (Sq. Ft.)
----------------------------------------------------------------------
1Br/1Ba - 1A10                              24                   737
1Br/1Ba - 1B10                              12                   850
2Br/1Ba - 2A10                              64                   946
2Br/1.5Ba - 2A15                            52                 1,000
3Br/2Ba - 3A20                              16                 1,200
3Br/2Ba - 3B20                               8                 1,300

Overall Condition                  Good
Effective Age                      25 years
Economic Life                      45 years
Remaining Economic Life            20 years
Deferred Maintenance               None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 176-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
RAINTREE, ANDERSON, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
RAINTREE, ANDERSON, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
RAINTREE, ANDERSON, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
RAINTREE , ANDERSON, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                         COMPARABLE
         DESCRIPTION                       SUBJECT                         I - 1                               I - 2
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Raintree                     Huntington                           Willow Pointe
LOCATION:
  Address                          2420 Marchbanks Drive        150 Continental Street               201 Miracle Mile Drive
  City, State                      Anderson, South Carolina     Anderson, South Carolina             Anderson, South Carolina
  County                           Anderson                     Anderson                             Anderson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           170,032                      134,920                              109,664
  Year Built                       1972                         1980                                 1972
  Number of Units                  176                          152                                  136
  Unit Mix:                             Type          Total       Type                     Total       Type                   Total
                                   1Br/1Ba - 1A10       24      1Br/1Ba                     40       1Br/1Ba                    32
                                   1Br/1Ba - 1B10       12      2Br/1.5Ba                   80       2Br/1Ba                    96
                                   2Br/1Ba - 2A10       64      3Br/2Ba                     32       3Br/2Ba                     8
                                   2Br/1.5Ba - 2A15     52
                                   3Br/2Ba - 3A20       16
                                   3Br/2Ba - 3B20        8
  Average Unit Size (SF)           966                          888                                  806
  Land Area (Acre)                 10.6300                      12.1600                              9.9980
  Density (Units/Acre)             16.6                         12.5                                 13.6
  Parking Ratio (Spaces/Unit)      0.00                         N/A                                  N/A
  Parking Type (Gr., Cov., etc.)   Open                         Open                                 Open
CONDITION:                         Good                         Good                                 Average
APPEAL:                            Good                         Average                              Fair
AMENITIES:
  Pool/Spa                         Yes/No                       Yes/No                               Yes/No
  Gym Room                         No                           No                                   No
  Laundry Room                     Yes                          Yes                                  Yes
  Secured Parking                  No                           No                                   No
  Sport Courts                     Yes                          Yes                                  No
  Washer/Dryer Connection          Yes                          Yes                                  No
OCCUPANCY:                         98%                          85%                                  80%
TRANSACTION DATA:
  Sale Date                                                     August, 2000                         February, 1999
  Sale Price ($)                                                $3,200,000                           $3,175,000
  Grantor                                                       N/A                                  N/A
  Grantee                                                         Southwood Realty                     Alliance Residential
  Sale Documentation                                            Book 3862, Page 148                  Book 3256/360
  Verification                                                  Anderson County Records              Anderson County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                               Total $     $/Unit      $/SF         Total $      $/Unit   $/SF
                                                                   -------     ------      ----         -------      ------   ----
  Potential Gross Income                                          $851,520     $5,602      $6.31       $735,840      $5,411   $6.71
  Vacancy/Credit Loss                                             $127,728     $  840      $0.95       $147,168      $1,082   $1.34
  Effective Gross Income                                          $723,792     $4,762      $5.36       $588,672      $4,328   $5.37
  Operating Expenses                                              $325,706     $2,143      $2.41       $294,336      $2,164   $2.68
  Net Operating Income                                            $398,086     $2,619      $2.95       $294,336      $2,164   $2.68
NOTES:                                                          None                                 None
  PRICE PER UNIT                                                              $21,053                               $23,346
  PRICE PER SQUARE FOOT                                                       $ 23.72                               $ 28.95
  EXPENSE RATIO                                                                  45.0%                                 50.0%
  EGIM                                                                           4.42                                  5.39
  OVERALL CAP RATE                                                              12.44%                                 9.27%
  Cap Rate based on Pro Forma or
   Actual Income?                                                           PRO FORMA                             PRO FORMA

                                            COMPARABLE                              COMPARABLE
         DESCRIPTION                           I - 3                                   I - 4
----------------------------------------------------------------------------------------------------------
  Property Name                    Country Club                          Anderson Crossing
LOCATION:
  Address                          200 Anderson Club Lane                320 East Beltline Road
  City, State                      Anderson, South Carolina              Anderson, South Carolina
  County                           Anderson                              Anderson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           192,296                               113,120
  Year Built                       1971                                  1982
  Number of Units                  180                                   152
  Unit Mix:                           Type                     Total       Type                      Total
                                   1Br/1Ba                      34       1Br/1Ba                      80
                                   2Br/1.5Ba                    80       2Br/1Ba                      72
                                   2Br/2Ba                      48
                                   3Br/2.5Ba                    18

  Average Unit Size (SF)           1,068                                 744
  Land Area (Acre)                 16.5170                               9.9300
  Density (Units/Acre)             10.9                                  15.3
  Parking Ratio (Spaces/Unit)      N/A                                   N/A
  Parking Type (Gr., Cov., etc.)   Open                                  Open
CONDITION:                         Good                                  Good
APPEAL:                            Fair                                  Good
AMENITIES:
  Pool/Spa                         Yes/No                                Yes/No
  Gym Room                         No                                    No
  Laundry Room                     Yes                                   Yes
  Secured Parking                  No                                    No
  Sport Courts                     Yes                                   No
  Washer/Dryer Connection          Yes                                   Yes
OCCUPANCY:                         90%                                   85%
TRANSACTION DATA:
  Sale Date                        February, 1999                        November, 1999
  Sale Price ($)                   $4,400,000                            $3,750,000
  Grantor                          N/A                                   N/A
  Grantee                          Alliance Residential                  Anderson Crossing
  Sale Documentation               Book 3257, Page 55                    Book 5106, Page 189
  Verification                     Anderson County Records               Anderson County Records
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $       $/Unit      $/SF        Total $       $/Unit      $/SF
                                     -------       ------      ----        -------       ------      ----
  Potential Gross Income             $1,099,104    $6,106      $5.72       $788,160      $5,185     $6.97
  Vacancy/Credit Loss                $  109,910    $  611      $0.57       $118,224      $  778     $1.05
  Effective Gross Income             $  989,194    $5,496      $5.14       $669,936      $4,407     $5.92
  Operating Expenses                 $  544,057    $3,023      $2.83       $301,471      $1,983     $2.67
  Net Operating Income               $  445,137    $2,473      $2.31       $368,465      $2,424     $3.26
NOTES:                             None                                  None
  PRICE PER UNIT                                  $24,444                               $24,671
  PRICE PER SQUARE FOOT                           $ 22.88                               $ 33.15
  EXPENSE RATIO                                      55.0%                                 45.0%
  EGIM                                               4.45                                  5.60
  OVERALL CAP RATE                                  10.12%                                 9.83%
  Cap Rate based on Pro Forma or
   Actual Income?                               PRO FORMA                             PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
RAINTREE, ANDERSON, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $21,053 to $24,671 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $20,000 to $26,950 per unit with a mean or average adjusted price of $24,648 per unit. The median adjusted price is $25,822 per unit. Based on the following analysis, we have concluded to a value of $25,000 per unit, which results in an "as is" value of $4,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
RAINTREE, ANDERSON, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                  COMPARABLE
       DESCRIPTION                                  SUBJECT                      I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------------------
 Property Name                               Raintree                    Huntington                 Willow Pointe

 Address                                     2420 Marchbanks Drive       150 Continental Street     201 Miracle Mile Drive

 City                                        Anderson, South Carolina    Anderson, South Carolina   Anderson, South Carolina
 Sale Date                                                               August, 2000               February, 1999
 Sale Price ($)                                                          $3,200,000                 $3,175,000
 Net Rentable Area (SF)                      170,032                     134,920                    109,664
 Number of Units                             176                         152                        136
 Price Per Unit                                                          $21,053                    $23,346
 Year Built                                  1972                        1980                       1972
 Land Area (Acre)                            10.6300                     12.1600                    9.9980
-----------------------------------------------------------------------------------------------------------------------------
VALUE ADJUSTMENTS                                  DESCRIPTION              DESCRIPTION     ADJ.        DESCRIPTION     ADJ.
-----------------------------------------------------------------------------------------------------------------------------
 Property Rights Conveyed                    Fee Simple Estate           Fee Simple Estate    0%    Fee Simple Estate     0%
 Financing                                                               Cash To Seller       0%    Cash To Seller        0%
 Conditions of Sale                                                      Arm's Length         0%    Arm's Length          0%
 Date of Sale (Time)                                                     08-2000              0%    February, 1999        5%
-----------------------------------------------------------------------------------------------------------------------------
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                              $ 21,053                  $ 24,513
-----------------------------------------------------------------------------------------------------------------------------
 Location                                                                Comparable           0%    Comparable            0%
 Number of Units                             176                         152                  0%    136                   0%
 Quality / Appeal                            Good                        Comparable           0%    Inferior              5%
 Age / Condition                             1972                        1980 / Good         -5%    1972 / Average        0%
 Occupancy at Sale                           98%                         85%                  0%    80%                   0%
 Amenities                                   Good                        Comparable           0%    Comparable            0%
 Average Unit Size (SF)                      966                         888                  0%    806                   0%
-----------------------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                                          -5%                          5%
-----------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                                    $ 20,000                  $ 25,739
-----------------------------------------------------------------------------------------------------------------------------

                                                   COMPARABLE                 COMPARABLE
      DESCRIPTION                                     I - 3                      I - 4
------------------------------------------------------------------------------------------------
 Property Name                               Country Club               Anderson Crossing

 Address                                     200 Anderson Club Lane     320 East Beltline Road

 City                                        Anderson, South Carolina   Anderson, South Carolina
 Sale Date                                   February, 1999             November, 1999
 Sale Price ($)                              $4,400,000                 $3,750,000
 Net Rentable Area (SF)                      192,296                    113,120
 Number of Units                             180                        152
 Price Per Unit                              $24,444                    $24,671
 Year Built                                  1971                       1982
 Land Area (Acre)                            16.5170                    9.9300
------------------------------------------------------------------------------------------------
VALUE ADJUSTMENTS                                DESCRIPTION    ADJ.      DESCRIPTION       ADJ.
------------------------------------------------------------------------------------------------
 Property Rights Conveyed                    Fee Simple Estate    0%    Fee Simple Estate    0%
 Financing                                   Cash To Seller       0%    Cash To Seller       0%
 Conditions of Sale                          Arm's Length         0%    Arm's Length         0%
 Date of Sale (Time)                         February, 1999       5%    November, 1999       5%
------------------------------------------------------------------------------------------------
VALUE AFTER TRANS. ADJUST. ($/UNIT)                 $ 25,667                   $ 25,905
------------------------------------------------------------------------------------------------
 Location                                    Comparable           0%    Comparable           0%
 Number of Units                             180                  0%    152                  0%
 Quality / Appeal                            Inferior             5%    Comparable           0%
 Age / Condition                             1971 / Good          0%    1982 / Good          0%
 Occupancy at Sale                           90%                  0%    85%                  0%
 Amenities                                   Comparable           0%    Comparable           0%
 Average Unit Size (SF)                      1,068                0%    744                  0%
------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                               5%                         0%
------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                      $ 26,950                   $ 25,905
------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)                                  $20,000  to  $   26,950
MEAN (PER UNIT)                                         $24,648
MEDIAN (PER UNIT)                                       $25,822
VALUE CONCLUSION (PER UNIT)                             $25,000

VALUE INDICATED BY SALES COMPARISON APPROACH                         $4,400,000
ROUNDED                                                              $4,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
RAINTREE , ANDERSON, SOUTH CAROLINA

                            NOI PER UNIT COMPARISON

-----------------------------------------------------------------------------------------------------------------
                              SALE PRICE                    NOI/        SUBJECT NOI
COMPARABLE      NO. OF        ----------                  --------     --------------   ADJUSTMENT      INDICATED
    NO.         UNITS         PRICE/UNIT         OAR      NOI/UNIT     SUBJ. NOI/UNIT      FACTOR       VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------
   I-1           152           $3,200,000       12.44%    $398,086        $430,014         0.933          $19,640
                               $   21,053                 $  2,619        $  2,443

   I-2           136           $3,175,000        9.27%    $294,336        $430,014         1.129          $26,355
                               $   23,346                 $  2,164        $  2,443

   I-3           180           $4,400,000       10.12%    $445,137        $430,014         0.988          $24,151
                               $   24,444                 $  2,473        $  2,443

   I-4           152           $3,750,000        9.83%    $368,465        $430,014         1.008          $24,866
                               $   24,671                 $  2,424        $  2,443

                                   PRICE/UNIT

---------------------------------------------------------
  Low                 High       Average          Median
---------------------------------------------------------
$19,640              $26,355     $23,753          $24,508

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $   25,000
                                           ----------
Number of Units                                   176
                                           ----------
Value Based on NOI Analysis                $4,400,000
                       Rounded             $4,400,000

The adjusted sales indicate a range of value between $19,640 and $26,355 per unit, with an average of $23,753 per unit. Based on the subject's competitive position within the improved sales, a value of $25,000 per unit is estimated. This indicates an "as is" market value of $4,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                              SALE PRICE
COMPARABLE           NO. OF   ----------       EFFECTIVE     OPERATING                SUBJECT
    NO.              UNITS    PRICE/UNIT     GROSS INCOME     EXPENSE       OER    PROJECTED OER     EGIM
----------------------------------------------------------------------------------------------------------
    I-1               152     $3,200,000       $723,792      $325,706      45.00%                    4.42
                              $   21,053
    I-2               136     $3,175,000       $588,672      $294,336      50.00%                    5.39
                              $   23,346                                                53.97%
    I-3               180     $4,400,000       $989,194      $544,057      55.00%                    4.45
                              $   24,444
    I-4               152     $3,750,000       $669,936      $301,471      45.00%                    5.60
                              $   24,671

                                      EGIM

------------------------------------------------
Low          High        Average          Median
------------------------------------------------
4.42         5.60         4.97             4.92

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 4.50
                                        ----------
Subject EGI                             $1,029,741

Value Based on EGIM Analysis            $4,633,834
                                        ----------
                          Rounded       $4,600,000

                Value Per Unit          $   26,136

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
RAINTREE , ANDERSON, SOUTH CAROLINA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 53.97% before reserves. The comparable sales indicate a range of expense ratios from 45.00% to 55.00%, while their EGIMs range from 4.42 to 5.60. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $4,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,400,000.

Price Per Unit                                           $4,400,000
NOI Per Unit                                             $4,400,000
EGIM Analysis                                            $4,600,000

Sales Comparison Conclusion                              $4,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
RAINTREE , ANDERSON, SOUTH CAROLINA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
RAINTREE , ANDERSON, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                           Unit Area      ------------------
   Unit Type               (Sq. Ft.)      Per Unit    Per SF     %Occupied
--------------------------------------------------------------------------
1Br/1Ba - 1A10                737           $421       $0.57       100.0%
1Br/1Ba - 1B10                850           $431       $0.51        92.0%
2Br/1Ba - 2A10                946           $466       $0.49        98.0%
2Br/1.5Ba - 2A15             1000           $534       $0.53        99.0%
3Br/2Ba - 3A20               1200           $628       $0.52       100.0%
3Br/2Ba - 3B20               1300           $595       $0.46       100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
RAINTREE , ANDERSON, SOUTH CAROLINA

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                 --------------------------------------------------------------
                                                                    R-1           R-2         R-3           R-4          R-5
                                                                 --------------------------------------------------------------
                                                                              Park Place    Willow                     Anderson
                                                                 Tanglewood   Apartments    Pointe      Springbrook    Crossing
                                                                 --------------------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                                                 --------------------------------------------------------------
                                            SUBJECT    SUBJECT
                           SUBJECT UNIT     ACTUAL     ASKING     Slightly                  Slightly      Slightly
DESCRIPTION                    TYPE          RENT       RENT      Superior     Superior     Inferior      Inferior      Similar
-------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/Ba - 1A10     $  421     $  419      $  494       $  525       $  425         $ 450        $ 395
Unit Area (SF)                                 737        737         615          520          690           700          640
Monthly Rent Per Sq. Ft.                    $ 0.57     $ 0.57      $ 0.80       $ 1.01       $ 0.62         $0.64        $0.62

Monthly Rent              1Br/Ba - 1B10     $  431     $  459                                $  450
Unit Area (SF)                                 850        850                                   828
Monthly Rent Per Sq. Ft.                    $ 0.51     $ 0.54                                $ 0.54

Monthly Rent              2Br/Ba - 2A10     $  466     $  519                                               $ 585        $ 495
Unit Area (SF)                                 946        946                                                 900          860
Monthly Rent Per Sq. Ft.                    $ 0.49     $ 0.55                                               $0.65        $0.58

Monthly Rent              2Br/1.5Ba -       $  534     $  549      $  614       $  630                       $595
Unit Area (SF)            2A15               1,000      1,000         925          864                        900
Monthly Rent Per Sq. Ft.                    $ 0.53     $ 0.55      $ 0.66       $ 0.73                      $0.66

Monthly Rent              3Br/2Ba - 3A20    $  628     $  649      $  724       $  735       $  599
Unit Area (SF)                               1,200      1,200       1,150        1,080        1,012
Monthly Rent Per Sq. Ft.                    $ 0.52     $ 0.54      $ 0.63       $ 0.68       $ 0.59

Monthly Rent              3Br/2Ba - 3B20    $  595     $  649
Unit Area (SF)                               1,300      1,300
Monthly Rent Per Sq. Ft.                    $ 0.46     $ 0.50


DESCRIPTION                  MIN          MAX          MEDIAN       AVERAGE
---------------------------------------------------------------------------
Monthly Rent                $  395       $  525        $  450       $  458
Unit Area (SF)                 520          700           640          633
Monthly Rent Per Sq. Ft.    $ 0.62       $ 1.01        $ 0.64       $ 0.74

Monthly Rent                $  450       $  450        $  450       $  450
Unit Area (SF)                 828          828           828          828
Monthly Rent Per Sq. Ft.    $ 0.54       $ 0.54        $ 0.54       $ 0.54

Monthly Rent                $  495       $  585        $  540       $  540
Unit Area (SF)                 860          900           880          880
Monthly Rent Per Sq. Ft.    $ 0.58       $ 0.65        $ 0.61       $ 0.61

Monthly Rent                $  595       $  630        $  614       $  613
Unit Area (SF)                 864          925           900          896
Monthly Rent Per Sq. Ft.    $ 0.66       $ 0.73        $ 0.66       $ 0.68

Monthly Rent                $  599       $  735        $  724       $  686
Unit Area (SF)               1,012        1,150         1,080        1,081
Monthly Rent Per Sq. Ft.    $ 0.59       $ 0.68        $ 0.63       $ 0.63

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                   Market Rent
                                              Unit Area       --------------------      Monthly          Annual
   Unit Type           Number of Units        (Sq. Ft.)       Per Unit      Per SF       Income          Income
-----------------------------------------------------------------------------------------------------------------
1Br/Ba - 1A10               24                    737           $420        $0.57       $10,080        $  120,960
1Br/1Ba - 1B10              12                    850           $450        $0.53       $ 5,400        $   64,800
2Br/1Ba - 2A10              64                    946           $500        $0.53       $32,000        $  384,000
2Br/1.5Ba - 2A15            52                  1,000           $550        $0.55       $28,600        $  343,200
3Br/2Ba - 3A20              16                  1,200           $650        $0.54       $10,400        $  124,800
3Br/2Ba - 3B20               8                  1,300           $650        $0.50       $ 5,200        $   62,400
                                                                                        -------        ----------
                                                                            Total       $91,680        $1,100,160
                                                                                        =======        ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
RAINTREE , ANDERSON, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR         2000       FISCAL YEAR       2001       FISCAL YEAR       2002
                                 --------------------------     ------------------------     ------------------------
                                           ACTUAL                        ACTUAL                       ACTUAL
                                 --------------------------     ------------------------     ------------------------
     DESCRIPTION                   TOTAL           PER UNIT        TOTAL        PER UNIT       TOTAL         PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                  $1,077,708         $6,123      $1,130,760       $6,425      $1,081,633       $6,146

  Vacancy                        $   64,742         $  368      $   67,429       $  383      $   87,262       $  496
  Credit Loss/Concessions        $   46,478         $  264      $   69,393       $  394      $   51,227       $  291
                                 -----------------------------------------------------------------------------------
    Subtotal                     $  111,220         $  632      $  136,822       $  777      $  138,489       $  787

  Laundry Income                 $        0         $    0      $        0       $    0      $        0       $    0
  Garage Revenue                 $        0         $    0      $        0       $    0      $        0       $    0
  Other Misc. Revenue            $   41,830         $  238      $   25,227       $  143      $   58,393       $  332
                                 -----------------------------------------------------------------------------------
    Subtotal Other Income        $   41,830         $  238      $   25,227       $  143      $   58,393       $  332

                                 -----------------------------------------------------------------------------------
Effective Gross Income           $1,008,318         $5,729      $1,019,165       $5,791      $1,001,537       $5,691

Operating Expenses
  Taxes                          $   73,887         $  420      $   80,601       $  458      $   88,282       $  502
  Insurance                      $   18,593         $  106      $   33,049       $  188      $   27,768       $  158
  Utilities                      $   67,671         $  384      $   70,281       $  399      $   83,281       $  473
  Repair & Maintenance           $   84,810         $  482      $   90,426       $  514      $  117,726       $  669
  Cleaning                       $        0         $    0      $        0       $    0      $        0       $    0
  Landscaping                    $        0         $    0      $        0       $    0      $        0       $    0
  Security                       $        0         $    0      $        0       $    0      $        0       $    0
  Marketing & Leasing            $   33,364         $  190      $   22,554       $  128      $   20,551       $  117
  General Administrative         $  169,648         $  964      $  170,365       $  968      $  168,001       $  955
  Management                     $   51,846         $  295      $   51,731       $  294      $   52,896       $  301
  Miscellaneous                  $        0         $    0      $        0       $    0      $        0       $    0
                                 -----------------------------------------------------------------------------------

Total Operating Expenses         $  499,819         $2,840      $  519,007       $2,949      $  558,505       $3,173

  Reserves                       $        0         $    0      $        0       $    0      $        0       $    0

                                 -----------------------------------------------------------------------------------
Net Income                       $  508,499         $2,889      $  500,158       $2,842      $  443,032       $2,517

                                 FISCAL YEAR       2003       ANNUALIZED          2003
                                 ------------------------     -------------------------
                                     MANAGEMENT BUDGET                 PROJECTION                     AAA PROJECTION
                                 ------------------------     --------------------------    ---------------------------------
     DESCRIPTION                   TOTAL         PER UNIT        TOTAL          PER UNIT       TOTAL      PER UNIT        %
-----------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                  $1,057,554       $6,009      $1,051,772         $5,976     $1,100,160     $6,251       100.0%

  Vacancy                        $   63,444       $  360      $   87,700         $  498     $   77,011     $  438         7.0%
  Credit Loss/Concessions        $   41,412       $  235      $   46,676         $  265     $   55,008     $  313         5.0%
                                 --------------------------------------------------------------------------------------------
    Subtotal                     $  104,856       $  596      $  134,376         $  764     $  132,019     $  750        12.0%

  Laundry Income                 $        0       $    0      $        0         $    0     $        0     $    0         0.0%
  Garage Revenue                 $        0       $    0      $        0         $    0     $        0     $    0         0.0%
  Other Misc. Revenue            $   72,000       $  409      $   64,692         $  368     $   61,600     $  350         5.6%
                                 --------------------------------------------------------------------------------------------
    Subtotal Other Income        $   72,000       $  409      $   64,692         $  368     $   61,600     $  350         5.6%

                                 --------------------------------------------------------------------------------------------
Effective Gross Income           $1,024,698       $5,822      $  982,088         $5,580     $1,029,741     $5,851       100.0%

Operating Expenses
  Taxes                          $   82,305       $  468      $   87,632         $  498     $   88,000     $  500         8.5%
  Insurance                      $   29,031       $  165      $   26,932         $  153     $   27,280     $  155         2.6%
  Utilities                      $   97,356       $  553      $  136,896         $  778     $   88,000     $  500         8.5%
  Repair & Maintenance           $  117,780       $  669      $  118,896         $  676     $  105,600     $  600        10.3%
  Cleaning                       $        0       $    0      $        0         $    0     $        0     $    0         0.0%
  Landscaping                    $        0       $    0      $        0         $    0     $        0     $    0         0.0%
  Security                       $        0       $    0      $        0         $    0     $        0     $    0         0.0%
  Marketing & Leasing            $   24,720       $  140      $   26,284         $  149     $   26,400     $  150         2.6%
  General Administrative         $  159,678       $  907      $  166,796         $  948     $  168,960     $  960        16.4%
  Management                     $   52,023       $  296      $   46,504         $  264     $   51,487     $  293         5.0%
  Miscellaneous                  $        0       $    0      $        0         $    0     $        0     $    0         0.0%

                                 --------------------------------------------------------------------------------------------
Total Operating Expenses         $  562,893       $3,198      $  609,940         $3,466     $  555,727     $3,158        54.0%

  Reserves                       $        0       $    0      $        0         $    0     $   44,000     $  250         7.9%

                                 --------------------------------------------------------------------------------------------
Net Income                       $  461,805       $2,624      $  372,148         $2,114     $  430,014     $2,443        41.8%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
RAINTREE , ANDERSON, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
            -------------------------------------------------
                 GOING-IN                      TERMINAL
            -------------------           -------------------
             LOW          HIGH             LOW           HIGH
            -------------------------------------------------
RANGE       6.00%        10.00%           7.00%         10.00%
AVERAGE            8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
RAINTREE , ANDERSON, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE          OCCUP.        PRICE/UNIT           OAR
--------------------------------------------------------------------------
  I-1             Aug-00             85%            $21,053          12.44%
  I-2         February, 1999         80%            $23,346           9.27%
  I-3         February, 1999         90%            $24,444          10.12%
  I-4         November, 1999         85%            $24,671           9.83%
  I-5             Jan-00              0%                               N/A
                                                       High          12.44%
                                                        Low           9.27%
                                                    Average          10.41%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $4,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
RAINTREE , ANDERSON, SOUTH CAROLINA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
RAINTREE, ANDERSON, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                    RAINTREE

                  YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
               FISCAL YEAR                   1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                               $1,100,160    $1,133,165    $1,167,160    $1,202,175    $1,238,240    $1,275,387

 Vacancy                                 $   77,011    $   79,322    $   81,701    $   84,152    $   86,677    $   89,277
 Credit Loss                             $   55,008    $   56,658    $   58,358    $   60,109    $   61,912    $   63,769
 Concessions                             $        0    $        0    $        0    $        0    $        0    $        0
                                         --------------------------------------------------------------------------------
   Subtotal                              $  132,019    $  135,980    $  140,059    $  144,261    $  148,589    $  153,046

 Laundry Income                          $        0    $        0    $        0    $        0    $        0    $        0
 Garage Revenue                          $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                     $   61,600    $   63,448    $   65,351    $   67,312    $   69,331    $   71,411
                                         --------------------------------------------------------------------------------
     Subtotal Other Income               $   61,600    $   63,448    $   65,351    $   67,312    $   69,331    $   71,411

                                         --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,029,741    $1,060,633    $1,092,452    $1,125,226    $1,158,982    $1,193,752

OPERATING EXPENSES:
 Taxes                                   $   88,000    $   90,640    $   93,359    $   96,160    $   99,045    $  102,016
 Insurance                               $   27,280    $   28,098    $   28,941    $   29,810    $   30,704    $   31,625
 Utilities                               $   88,000    $   90,640    $   93,359    $   96,160    $   99,045    $  102,016
 Repair & Maintenance                    $  105,600    $  108,768    $  112,031    $  115,392    $  118,854    $  122,419
 Cleaning                                $        0    $        0    $        0    $        0    $        0    $        0
 Landscaping                             $        0    $        0    $        0    $        0    $        0    $        0
 Security                                $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                     $   26,400    $   27,192    $   28,008    $   28,848    $   29,713    $   30,605
 General Administrative                  $  168,960    $  174,029    $  179,250    $  184,627    $  190,166    $  195,871
 Management                              $   51,487    $   53,032    $   54,623    $   56,261    $   57,949    $   59,688
 Miscellaneous                           $        0    $        0    $        0    $        0    $        0    $        0

                                         --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  555,727    $  572,399    $  589,571    $  607,258    $  625,476    $  644,240

 Reserves                                $   44,000    $   45,320    $   46,680    $   48,080    $   49,522    $   51,008

                                         --------------------------------------------------------------------------------
NET OPERATING INCOME                     $  430,014    $  442,914    $  456,202    $  469,888    $  483,984    $  498,504

 Operating Expense Ratio (% of EGI)            54.0%         54.0%         54.0%         54.0%         54.0%         54.0%
 Operating Expense Per Unit              $    3,158    $    3,252    $    3,350    $    3,450    $    3,554    $    3,660

                  YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
               FISCAL YEAR                   7             8             9             10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                               $1,313,649    $1,353,058    $1,393,650    $1,435,459    $1,478,523

 Vacancy                                 $   91,955    $   94,714    $   97,555    $  100,482    $  103,497
 Credit Loss                             $   65,682    $   67,653    $   69,682    $   71,773    $   73,926
 Concessions                             $        0    $        0    $        0    $        0    $        0
                                         ------------------------------------------------------------------
   Subtotal                              $  157,638    $  162,367    $  167,238    $  172,255    $  177,423

 Laundry Income                          $        0    $        0    $        0    $        0    $        0
 Garage Revenue                          $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                     $   73,554    $   75,760    $   78,033    $   80,374    $   82,785
                                         ------------------------------------------------------------------
     Subtotal Other Income               $   73,554    $   75,760    $   78,033    $   80,374    $   82,785

                                         ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,229,564    $1,266,451    $1,304,445    $1,343,578    $1,383,886

OPERATING EXPENSES:
 Taxes                                   $  105,077    $  108,229    $  111,476    $  114,820    $  118,265
 Insurance                               $   32,574    $   33,551    $   34,557    $   35,594    $   36,662
 Utilities                               $  105,077    $  108,229    $  111,476    $  114,820    $  118,265
 Repair & Maintenance                    $  126,092    $  129,875    $  133,771    $  137,784    $  141,918
 Cleaning                                $        0    $        0    $        0    $        0    $        0
 Landscaping                             $        0    $        0    $        0    $        0    $        0
 Security                                $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                     $   31,523    $   32,469    $   33,443    $   34,446    $   35,479
 General Administrative                  $  201,747    $  207,799    $  214,033    $  220,454    $  227,068
 Management                              $   61,478    $   63,323    $   65,222    $   67,179    $   69,194
 Miscellaneous                           $        0    $        0    $        0    $        0    $        0

                                         ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  663,567    $  683,474    $  703,978    $  725,098    $  746,851

 Reserves                                $   52,538    $   54,114    $   55,738    $   57,410    $   59,132

                                         ------------------------------------------------------------------
NET OPERATING INCOME                     $  513,459    $  528,863    $  544,729    $  561,070    $  577,903

 Operating Expense Ratio (% of EGI)            54.0%         54.0%         54.0%         54.0%         54.0%
 Operating Expense Per Unit              $    3,770    $    3,883    $    4,000    $    4,120    $    4,243

Estimated Stabilized NOI     $430,014    Sales Expense Rate       2.00%
Months to Stabilized                1    Discount Rate           12.00%
Stabilized Occupancy             93.0%   Terminal Cap Rate       10.50%

Gross Residual Sale Price   $5,503,834   Deferred Maintenance      $        0
 Less: Sales Expense        $  110,077   Add: Excess Land          $        0
                            ----------   Other Adjustments         $        0
                                                                   ----------
Net Residual Sale Price     $5,393,757   Value Indicated By "DCF"  $4,613,274
PV of Reversion             $1,736,645
Add: NPV of NOI             $2,876,629                   Rounded   $4,600,000
                            ----------
PV Total                    $4,613,274

                          "DCF" VALUE SENSITIVITY TABLE

                                     DISCOUNT RATE
----------------------------------------------------------------------------------------
        TOTAL VALUE          11.50%      11.75%        12.00%       12.25%      12.50%
----------------------------------------------------------------------------------------
TERMINAL CAP RATE  10.00%  $4,851,200  $4,774,836    $4,700,107   $4,626,972  $4,555,393
                   10.25%  $4,804,690  $4,729,356    $4,655,631   $4,583,478  $4,512,855
                   10.50%  $4,760,395  $4,686,041    $4,613,274   $4,542,054  $4,472,343
                   10.75%  $4,718,160  $4,644,742    $4,572,887   $4,502,558  $4,433,716
                   11.00%  $4,677,844  $4,605,319    $4,534,336   $4,464,856  $4,396,844

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
RAINTREE , ANDERSON, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    RAINTREE

                                                                 TOTAL      PER SQ. FT.    PER UNIT     %OF EGI
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                                   $1,100,160      $ 6.47       $ 6,251

  Less: Vacancy & Collection Loss                12.00%       $  132,019      $ 0.78       $   750

  Plus: Other Income
    Laundry Income                                            $        0      $ 0.00       $     0        0.00%
    Garage Revenue                                            $        0      $ 0.00       $     0        0.00%
    Other Misc. Revenue                                       $   61,600      $ 0.36       $   350        5.98%
                                                              ------------------------------------------------
      Subtotal Other Income                                   $   61,600      $ 0.36       $   350        5.98%

EFFECTIVE GROSS INCOME                                        $1,029,741      $ 6.06       $ 5,851

OPERATING EXPENSES:
  Taxes                                                       $   88,000      $ 0.52       $   500        8.55%
  Insurance                                                   $   27,280      $ 0.16       $   155        2.65%
  Utilities                                                   $   88,000      $ 0.52       $   500        8.55%
  Repair & Maintenance                                        $  105,600      $ 0.62       $   600        10.26%
  Cleaning                                                    $        0      $ 0.00       $     0        0.00%
  Landscaping                                                 $        0      $ 0.00       $     0        0.00%
  Security                                                    $        0      $ 0.00       $     0        0.00%
  Marketing & Leasing                                         $   26,400      $ 0.16       $   150        2.56%
  General Administrative                                      $  168,960      $ 0.99       $   960       16.41%
  Management                                      5.00%       $   51,487      $ 0.30       $   293        5.00%
  Miscellaneous                                               $        0      $ 0.00       $     0        0.00%

TOTAL OPERATING EXPENSES                                      $  555,727      $ 3.27       $ 3,158       53.97%

  Reserves                                                    $   44,000      $ 0.26       $   250        4.27%
                                                              ------------------------------------------------
NET OPERATING INCOME                                          $  430,014      $ 2.53       $ 2,443       41.76%

  "GOING IN" CAPITALIZATION RATE                                    9.50%

  VALUE INDICATION                                            $4,526,461      $26.62       $25,719

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                         $4,526,461

                         ROUNDED                              $4,500,000      $26.47       $25,568

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
RAINTREE , ANDERSON, SOUTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE           ROUNDED         $/UNIT           $/SF
-----------------------------------------------------------------------
 8.75%        $4,914,443       $4,900,000        $27,841         $28.82
 9.00%        $4,777,931       $4,800,000        $27,273         $28.23
 9.25%        $4,648,797       $4,600,000        $26,136         $27.05
 9.50%        $4,526,461       $4,500,000        $25,568         $26.47
 9.75%        $4,410,398       $4,400,000        $25,000         $25.88
10.00%        $4,300,138       $4,300,000        $24,432         $25.29
10.25%        $4,195,256       $4,200,000        $23,864         $24.70

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                    $4,600,000
Direct Capitalization Method                     $4,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
RAINTREE , ANDERSON, SOUTH CAROLINA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                Not Utilized
Sales Comparison Approach                     $4,400,000
Income Approach                               $4,500,000
Reconciled Value                              $4,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 23, 2003, the market value of the fee simple estate in the property is:

                                   $4,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
RAINTREE , ANDERSON, SOUTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RAINTREE , ANDERSON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                  [PICTURE]

  EXTERIOR - SIGNAGE/LANDSCAPING            EXTERIOR - MAIN CLUSTER OF BUILDINGS

             [PICTURE]                                  [PICTURE]

EXTERIOR - PARKING AND APARTMENT BUILDING   EXTERIOR - LEASING OFFICE/CLUBHOUSE

             [PICTURE]                                   [PICTURE]

    EXTERIOR - YARD/COMMON AREA                  EXTERIOR - POOL AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RAINTREE , ANDERSON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                  [PICTURE]

    INTERIOR - APARTMENT UNIT                       INTERIOR - KITCHEN

             [PICTURE]                                  [PICTURE]

          INTERIOR - BATH                       INTERIOR - APARTMENT UNIT

             [PICTURE]                                  [PICTURE]

INTERIOR - CLOSET STORAGE SPACE                 INTERIOR - TYPICAL BEDROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
RAINTREE , ANDERSON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3
       HUNTINGTON                WILLOW POINTE               COUNTRY CLUB
  150 Continental Street     201 Miracle Mile Drive     200 Anderson Club Lane
Anderson, South Carolina    Anderson, South Carolina    Anderson, South Carolina

      [PICTURE]                   [PICTURE]                  [PICTURE]

    COMPARABLE I-4                   N/A
  ANDERSON CROSSING
 320 East Beltline Road
Anderson, South Carolina

      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RAINTREE , ANDERSON, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
DESCRIPTION                                              SUBJECT                                        R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Raintree                                          Tanglewood
  Management Company               AIMCO                                             Mid America Apt.
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                          2420 Marchbanks Drive                             2418 Marchbanks Road
  City, State                      Anderson, South Carolina                          Anderson, South Carolina
  County                           Anderson                                          Anderson
  Proximity to Subject                                                               Next door to the subject
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)           170,032                                           146,600
  Year Built                       1972                                              1980
  Effective Age                    25                                                10
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open                                              Open
  Number of Units                  176                                               168
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                              Type               Unit   Qty.   Mo. Rent      Type                   Unit     Qty.    Mo.
                                   1 1Br/1Ba - 1A10          737    24      $ 421    1 1BD/1BH                   615     40    $494
                                   2 1Br/1Ba - 1B10          850    12      $ 431    4 2BD/1.5BH                 925    112    $614
                                   3 2Br/1Ba - 2A10          946    64      $ 466    5 3BD/2BH                 1,150     16    $724
                                   4 2Br/1.5Ba - 2A15      1,000    52      $ 534
                                   -------------------------------------------------------------------------------------------------
                                   5 3Br/2Ba - 3A20        1,200    16      $ 628
                                   6 3Br/2Ba - 3B20        1,300     8      $ 595
------------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)           966                                               873
  Unit Breakdown:                   Efficiency         0%  2-Bedroom          66%     Efficiency        0%     2-Bedroom         67%
                                    1-Bedroom         20%  3-Bedroom          14%     1-Bedroom        24%     3-Bedroom         10%
CONDITION:                         Good                                              Good
APPEAL:                            Average                                           Good
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                            Attach. Garage        Vaulted Ceiling            Attach. Garage          Vaulted Ceiling
                                     X      Balcony           X   W/D Connect.         X     Balcony              X  W/D Connect.
                                            Fireplace         X   Other                      Fireplace               Other
                                     X      Cable TV Ready                             X     Cable TV Ready
  Project Amenities                  X      Swimming Pool                              X     Swimming Pool
                                    ------------------------------------------------------------------------------------------------
                                            Spa/Jacuzzi           Car Wash                   Spa/Jacuzzi             Car Wash
                                            Basketball Court  X   BBQ Equipment              Basketball Court     X  BBQ Equipment
                                            Volleyball Court      Theater Room               Volleyball Court        Theater Room
                                            Sand Volley Ball  X   Meeting Hall               Sand Volley Ball     X  Meeting Hall
                                            Tennis Court          Secured Parking      X     Tennis Court            Secured Parking
                                    ------------------------------------------------------------------------------------------------
                                            Racquet Ball      X   Laundry Room               Racquet Ball         X  Laundry Room
                                            Jogging Track         Business Office            Jogging Track           Business Office
                                            Gym Room                                   X     Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                         98%                                               86%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                    6 to 15 Months
  Concessions                      None                                              None
  Pet Deposit                      $300 - $500                                       150
  Utilities Paid by Tenant:          X      Electric              Natural Gas          X     Electric                Natural Gas
                                   -------------------------------------------------------------------------------------------------
                                     X      Water                 Trash                X     Water                   Trash
  Confirmation                     May 22, 2003; Property Manager                    May 22, 2003; Property Manager
  Telephone Number                 (864) 226-5254                                    (972)234-1231
NOTES:                                                                               None
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:                                                             Slightly Superior
------------------------------------------------------------------------------------------------------------------------------------

                                                 COMPARABLE                                        COMPARABLE
DESCRIPTION                                         R - 2                                             R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Park Place Apartments                             Willow Pointe
  Management Company              David Drye Co.                                    Alliance Residential
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                         201 Gillespie Drive                               201 Miracle Mile Drive
  City, State                     Anderson, South Carolina                          Anderson, South Carolina
  County                          Anderson                                          Anderson
  Proximity to Subject            2-miles west of subject                           1.5 mile NW of subject property
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)          126,072                                           109,664
  Year Built                      1999                                              1972
  Effective Age                   3                                                 20
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick walls; extended asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 165                                               136
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                          Type                     Unit    Qty.    Mo.      Type                    Unit     Qty.     Mo.
                                  1 1-BD/1BH                   520     63    $525   1 1BD/1BH                   690      32     $425
                                  4 2-BD/2BH                   864     78    $630   2 2BD/1BH                   828      96     $450
                                  5 3-BD/2BH                 1,080     24    $735   5 3BD/2BH                 1,012       8     $599
                                  --------------------------------------------------------------------------------------------------
  Average Unit Size (SF)          764                                               806
  Unit Breakdown:                  Efficiency        0%     2-Bedroom          47%   Efficiency        0%     2-Bedroom          70%
                                   1-Bedroom        38%     3-Bedroom          15%   1-Bedroom        24%     3-Bedroom           6%
CONDITION:                        Very Good                                         Good
APPEAL:                           Very Good                                         Average
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                         Attach. Garage          Vaulted Ceiling           Attach. Garage           Vaulted Ceiling
                                    X    Balcony              X  W/D Connect.              Balcony                  W/D Connect.
                                         Fireplace               Other                     Fireplace                Other
                                    X    Cable TV Ready                                    Cable TV Ready
  Project Amenities                 X    Swimming Pool                                X    Swimming Pool
                                  --------------------------------------------------------------------------------------------------
                                         Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi              Car Wash
                                    X    Basketball Court     X  BBQ Equipment        X    Basketball Court         BBQ Equipment
                                         Volleyball Court        Theater Room              Volleyball Court         Theater Room
                                         Sand Volley Ball     X  Meeting Hall              Sand Volley Ball         Meeting Hall
                                         Tennis Court            Secured Parking           Tennis Court             Secured Parking
                                  --------------------------------------------------------------------------------------------------
                                         Racquet Ball         X  Laundry Room              Racquet Ball         X   Laundry Room
                                         Jogging Track           Business Office           Jogging Track            Business Office
                                    X    Gym Room                                          Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                        93%                                               85%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                    6 to 15 Months
  Concessions                     None                                              None
  Pet Deposit                     $300                                              $300
  Utilities Paid by Tenant:         X    Electric                Natural Gas           X   Electric                 Natural Gas
                                  --------------------------------------------------------------------------------------------------
                                    X    Water                   Trash                 X   Water                    Trash
  Confirmation                    May 22, 2003; Property Manager                    May 22, 2003; Property Manager
  Telephone Number                (864) 226-5254                                    (864) 226-5254
NOTES:                            None
------------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:            Superior                                          Slightly Inferior
------------------------------------------------------------------------------------------------------------------------------------

                                                   COMPARABLE                                         COMPARABLE
DESCRIPTION                                          R - 4                                              R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Springbrook                                        Anderson Crossing
  Management Company              Lexford Properties                                 Anderson Crossing
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                         104 Springbrook Drive                              320 E. Beltline Road
  City, State                     Anderson, South Carolina                           Anderson, South Carolina
  County                          Anderson                                           Anderson
  Proximity to Subject            Within 5-mile radius                               Within 5-mile radius
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)          54,800                                             113,120
  Year Built                      1986                                               1982
  Effective Age                   15                                                 10
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof    Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                               Open
  Number of Units                 92                                                 152
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                              Type                   Unit   Qty.    Mo.      Type                      Unit    Qty.   Mo.
                                  1BD/Efficiency                300     28    $383   1 1BD/1BH                    640      80   $395
                                  1 1BD/1BH - Type 2            700     56    $450   3 2BD/1BH                    860      72   $495
                                  3 2BD/1BH                     900      4    $585
                                  4 2BD/2BH                     900      4    $595
                                  --------------------------------------------------------------------------------------------------
  Average Unit Size (SF)          596                                                744
  Unit Breakdown:                  Efficiency       30%      2-Bedroom           5%   Efficiency        0%     2-Bedroom         47%
                                   1-Bedroom        61%      3-Bedroom           5%   1-Bedroom        47%     3-Bedroom          0%
CONDITION:                        Good                                               Good
APPEAL:                           Good                                               Good
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                   X      Balcony              X  W/D Connect.        X      Balcony             X  W/D Connect.
                                          Fireplace               Other                      Fireplace              Other
                                          Cable TV Ready                                     Cable TV Ready
  Project Amenities                       Swimming Pool                                      Swimming Pool
                                  --------------------------------------------------------------------------------------------------
                                          Spa/Jacuzzi             Car Wash                   Spa/Jacuzzi            Car Wash
                                          Basketball Court        BBQ Equipment              Basketball Court    X  BBQ Equipment
                                          Volleyball Court        Theater Room               Volleyball Court       Theater Room
                                          Sand Volley Ball        Meeting Hall               Sand Volley Ball       Meeting Hall
                                          Tennis Court            Secured Parking            Tennis Court           Secured Parking
                                  --------------------------------------------------------------------------------------------------
                                          Racquet Ball         X  Laundry Room               Racquet Ball        X  Laundry Room
                                          Jogging Track           Business Office            Jogging Track          Business Office
                                          Gym Room                                           Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                        96%                                                89%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                     6 to 15 Months
  Concessions                     $100.00 off May move-ins                           1 - 1 1/2 Months Free
  Pet Deposit                     $250                                               None
  Utilities Paid by Tenant:        X      Electric                Natural Gas         X      Electric               Natural Gas
                                  --------------------------------------------------------------------------------------------------
                                   X      Water                   Trash               X      Water                  Trash
  Confirmation                    May 22, 2003; Property Manager                     May 22, 2003; Property Manager
  Telephone Number                (864) 226-5254                                     (864) 226-5254
NOTES:                            None                                               None
-----------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:            Slightly Inferior                                  Similar
-----------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RAINTREE , ANDERSON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1              COMPARABLE R-2              COMPARABLE R-3
      TANGLEWOOD             PARK PLACE APARTMENTS            WILLOW POINTE
  2418 Marchbanks Road        201 Gillespie Drive        201 Miracle Mile Drive
Anderson, South Carolina    Anderson, South Carolina    Anderson, South Carolina

      [PICTURE]                   [PICTURE]                  [PICTURE]

     COMPARABLE R-4               COMPARABLE R-5
       SPRINGBROOK              ANDERSON CROSSING
  104 Springbrook Drive       320 E. Beltline Road
Anderson, South Carolina    Anderson, South Carolina

      [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RAINTREE , ANDERSON, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RAINTREE , ANDERSON, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RAINTREE , ANDERSON, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Robert B. Moore provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  ------------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RAINTREE , ANDERSON, SOUTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RAINTREE , ANDERSON, SOUTH CAROLINA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation          Mr. Fehribach has experience in valuations for resort
                    hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                    Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION           University of Texas - Arlington
                      Master of Science - Real Estate
                    University of Dallas
                      Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE               State of Arizona
CERTIFICATIONS        Certified General Real Estate Appraiser, #30828
                    State of Arkansas
                      State Certified General Appraiser, #CG1387N
                    State of Colorado
                      Certified General Appraiser, #CG40000445
                    State of Georgia
                      Certified General Real Property Appraiser, #218487
                    State of Michigan
                      Certified General Appraiser, #1201008081
                    State of Texas
                      Real Estate Salesman License, #407158 (Inactive)
                    State of Texas
                      State Certified General Real Estate Appraiser,
                      #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RAINTREE , ANDERSON, SOUTH CAROLINA

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing Certified
                    Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                                -authored with Dr. Ronald C. Rutherford and Dr.
                    Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                    No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
RAINTREE , ANDERSON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
RAINTREE , ANDERSON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.